Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration of Nanophase Technologies Corporation on Form S-8 of our report dated January 23, 2004, except for the last paragraph of Note 20, for which the date is March 23, 2004, with respect to the financial statements of Nanophase Technologies Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2003.

Schaumburg, Illinois

September 30, 2004

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP